UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2006

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XL CAPITAL LTD
(Exact name of registrant as specified in its charter)

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Cayman Islands	1-10804	98-0191089
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

XL House, One Bermudiana Road, Hamilton, Bermuda HM 11
(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 292 8515

Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 12, 2006, XL Capital Ltd (“XL Capital”) entered into a securities issuance agreement (the “Securities Issuance Agreement”), and certain of its foreign insurance and reinsurance subsidiaries (“Ceding Insurers”) entered into an excess of loss reinsurance agreement (the “Reinsurance Agreement”), with Stoneheath Re, a Cayman Islands exempted company (“Stoneheath Re”). Stoneheath Re is licensed as a Restricted Class B Insurer under the laws of the Cayman Islands and was formed for the purpose of providing the Ceding Insurers with multi-year excess of loss reinsurance capacity. Under the Securities Issuance Agreement, whenever Stoneheath Re makes a payment to a Ceding Insurer under the Reinsurance Agreement, XL Capital will issue and deliver to Stoneheath Re Series D Preference Ordinary Shares of XL Capital (the “XL Preferred Securities”) having an aggregate liquidation preference equal to the amount of such payment.

In connection with the transaction, Stoneheath Re completed an offshore offering of U.S. $350 million of its Non-Cumulative Perpetual Preferred Securities by Stoneheath Re (the “Issuer Preferred Securities”), the gross proceeds of which were deposited in a trust account (the “Trust Account”) maintained with The Bank of New York, as trustee, pursuant to a trust agreement (the “Trust Agreement”). The proceeds of the offering will be available to satisfy Stoneheath Re’s obligation to the Ceding Insurers under the Reinsurance Agreement. In addition, under the Securities Issuance Agreement, XL Capital may be required or permitted in certain circumstances to issue and deliver to Stoneheath Re XL Preferred Securities having an aggregate liquidation preference equal to the remaining assets in the Trust Account in exchange for a distribution of such assets from the Trust Account to XL Capital. The Reinsurance Agreement has an initial term from December 12, 2006 through June 30, 2007 with four annual mandatory extensions through June 30, 2011 (unless coverage thereunder is exhausted prior to such date) and may be extended for quarterly periods thereafter by the Ceding Insurers at their discretion (unless coverage thereunder is exhausted), but will be subject to early termination in certain events. The initially covered perils include United States wind, European wind, California earthquake and terrorism worldwide, subject to specified attachment points, an aggregate retention amount and other terms specified in the Reinsurance Agreement. Effective January 1 and July 1 of each year during the term of the Reinsurance Agreement, the covered perils, attachment points and aggregate retention may be changed by the Ceding Insurers in their sole discretion.

The Issuer Preferred Securities and, if issued, the XL Preferred Securities will pay dividends on a non-cumulative basis at a fixed rate of 6.868% per annum through October 15, 2011 and therafter at a floating rate based on 3-month LIBOR.

The net effect of these agreements to XL Capital, on a consolidated basis under generally accepted accounting principles, is the creation of a “contingent put option.” The contingent put option has been recorded at fair value and changes in fair value will be recognized in earnings.

The Issuer Preferred Securities were rated “Baa2” by Moody’s Investors Service Inc., “BBB” by Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies Inc.,” “A-“ by Fitch Inc. and “bbb” by A.M. Best Company.

The sale of the Issuer Preferred Securities was effected in an offering pursuant to Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The Issuer Preferred Securities have not been, and will not be, registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, “U.S. Persons” (as defined in Regulation S under the Securities Act) at any time.
This filing does not constitute an offer to sell or the solicitation of an offer to buy any of the Issuer Preferred Securities or the XL Preferred Securities.

Copies of the Reinsurance Agreement, the Securities Issuance Agreement and the Trust Agreement are attached as Exhibits 10.1, 10.2 and 10.3 respectively, and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed herewith:

Exhibit No.	Description
10.1	Reinsurance Agreement dated December 12, 2006.
10.2	Securities Issuance Agreement dated December 12, 2006.
10.3	Trust Agreement dated December 12, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2006

XL CAPITAL LTD
(Registrant)

By:      /s/ Kirstin Romann Gould
Name: Kirstin Romann Gould
Title:  Secretary